LIBERTY SILVER ANNOUNCES
OFFER FOR SENNEN RESOURCES

Offer Represents a 47.3% Premium on Sennen’s Recent Trading Price

Sennen’s Cash Reserves Will Help Advance Liberty Silver’s Mining Project and

Value-Building Consolidation Strategy

Toronto - July 16, 2012 – Liberty Silver Corp. (TSX: LSL; OTCBB: LBSV) today announced an offer to acquire all the outstanding common shares of Sennen Resources Ltd.  (TSXV: SN), a junior mineral exploration company.

Under the offer, Sennen shareholders will receive 0.28 of a Liberty Silver common share for each Sennen common share, being an implied offer price per Sennen common share of $0.20. The offer represents a premium of 47.3% to the 20-day volume weighted average trading price ended July 13, 2012, being $0.135. This is also larger in comparison to the average take-over bid premium paid for mining companies listed on the Toronto Stock Exchange and TSX Venture Exchange over the past 12 months of 34.8%. The offer is valued at $13.36 million.

According to Liberty Silver’s estimates, the acquisition of Sennen and its financial resources at the offer price is comparable to Liberty Silver completing a private placement of its common shares at approximately $0.71.

Benefits of the offer to Sennen shareholders:

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The offer price represents a significant premium above Sennen’s current trading price.

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Liberty Silver has an experienced management team and independent board of directors.

•

Sennen shareholders are expected to benefit from Liberty Silver’s accretive and low-risk acquisition and consolidation strategy.

•

Sennen shareholders will receive more liquid Liberty Silver common shares, which trade on the TSX main board.

•

Sennen shareholders will share in the future success of Liberty Silver’s Trinity Silver Project in mining-friendly Pershing County, Nevada.

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Liberty Silver adheres to a strict discipline of risk mitigation. It aims to find and develop mineral exploration properties that provide the best opportunity for success with the least amount of risk. The success of this strategy has already been proven with the Trinity Silver Project. In contrast, Sennen has a recent history that includes acquiring projects, spending significant amounts of money on the projects, and subsequently withdrawing.

For full details of these benefits, go to the “Question-and-Answer” section of Liberty Silver’s take-over-bid circular, filed today on SEDAR at www.sedar.com.

“Sennen represents a great opportunity for Liberty Silver at a time of growing consolidation in the global mining industry,” Geoff Browne, Liberty Silver’s chief executive officer, said. “Depressed valuations for junior mining companies alongside healthy precious metal prices have created an environment ideal for mergers and acquisitions activity.”

Mr. Browne added: “Liberty Silver is well-placed to take advantage of these opportunities using our mitigated-risk approach to project evaluation and development. We are confident that the combination of Sennen’s cash resources and Liberty Silver’s skilled management team and proven risk-mitigation strategy will enable us to advance our promising Trinity Silver project in Nevada and to identify other low-risk projects.”

The offer will be made by way of formal take-over-bid circular to be mailed to Sennen shareholders and will be subject to various conditions, including receipt of all required regulatory approvals and not less than 66⅔% of the Sennen common shares being deposited under the offer and not withdrawn. Further details concerning the offer will be included in the formal offer and take-over-bid circular.

If the transaction is completed, Liberty Silver intends to replace the board and management of Sennen and Sennen’s common shares will be delisted from the TSX Venture Exchange.

Liberty Silver has an experienced board of directors comprised of sophisticated and highly-accomplished individuals. Their collective experience and expertise sets Liberty Silver apart from its peers. The eight- member board includes Paul Haggis, one of Canada’s most prominent and respected business leaders. Mr. Haggis was recently named chairman of Canadian Pacific Railway Ltd. Mr. Browne, Liberty Silver’s chairman and CEO, has over 35 years of experience in the financial services industry in Canada, the U.S. and the U.K.

“From an investor’s perspective, one critical difference between the management teams of Liberty Silver and Sennen is their personal stakes in their respective companies,” Mr. Browne said. “Our board and management collectively own approximately 30% of Liberty’s outstanding common shares, while Sennen’s board and management appear to collectively hold less than 8% of their company’s equity.”

Sennen’s principal asset is its cash reserves, and it also has an option on the 10,000-acre Hope Bay Oro gold property in Nunavut, Canada. Sennen is currently funding the property as part of an option agreement with North Arrow Minerals Inc., under which Sennen would earn a 60% interest by financing a $5 million exploration program over five years.

Hope Bay Oro adjoins the Doris North mine property owned by Hope Bay Mining Ltd., a wholly-owned subsidiary of Newmont Mining Corporation. Newmont recently incurred a significant write-down on the project and placed it on care and maintenance after evaluating its economic feasibility.

Mr. Browne said: “Given recent developments pertaining to other higher profile projects in the area, we will carefully review the Hope Bay Oro project using our mitigated-risk approach to determine whether the project fits our business plan.”

About Liberty Silver

Liberty Silver Corp. is focused on exploring and developing mineral properties in North America. The company is committed to creating value for its shareholders by advancing its projects using its mitigated risk approach to production, developing new resources on its existing properties, and acquiring new properties with potential to expand their resource base. The Trinity Silver property in Pershing County, Nevada is the company’s flagship project. Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc. For more information, go to www.libertysilvercorp.com.

Byron Capital Markets Ltd. is acting as financial advisor to Liberty Silver and dealer manager in respect of the proposed take-over offer. Borden Ladner Gervais LLP is acting as Liberty Silver’s legal counsel.

Contact:

Bernard Simon

Vice-President, Kingsdale Communications Inc.

416-867-2304

bsimon@kingsdalecommunications.com

This press release does not constitute an offer to buy or an invitation to sell, or the solicitation of an offer to buy or invitation to sell, any securities of Liberty Silver or Sennen. Such an offer may only be made pursuant to an offer and take-over bid circular filed with the securities regulatory authorities in Canada and pursuant to registration or qualification under the securities laws of any other such jurisdiction.  Investors may obtain a free copy of the offer and take-over bid circular, when they become available and other documents filed by Liberty Silver with the Canadian provincial securities regulators on SEDAR at www.sedar.com, and with the SEC at the SEC’s website at www.sec.gov. The offer and take-over bid circular and these other documents may also be obtained for free, once they have been mailed, on Liberty Silver’s website. Free copies of any such documents could also be obtained by directing a request to Liberty Silver at Suite 2330, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3.

The Depositary and Information Agent for the Offer is:

Kingsdale Shareholder Services Inc.

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-866-581-0512

Facsimile: 416-867-2271

Toll-Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

E-mail: contactus@kingsdaleshareholder.com